Exhibit j(1)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 70 to the Registration Statement No. 811-1796 on Form N-1A of Fidelity Destiny Portfolios, of our report dated November 16, 2001 appearing in the Annual Reports to Shareholders of Destiny I and Destiny II for the year ended September 30, 2001.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

____________________________	/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
November 23, 2001